EXHIBIT 10.3

FUND ACCOUNTING SERVICE AGREEMENT
BY AND BETWEEN
COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

AND

RIVERSOURCE LIFE INSURANCE COMPANY

This Fund Accounting Service Agreement (the “Agreement”) is made effective as of February 1, 2011 (the “Effective Date”) by and between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (herein “CMIA” and known internally as Company 36” for accounting purposes), and RiverSource Life Insurance Company, a Minnesota corporation (herein “RSLIC” and known internally as “Company 10” for accounting purposes).
WHEREAS, CMIA and RSLIC are affiliated companies that are members of an insurance holding company system; and
WHEREAS, CMIA has extensive experience in providing the kinds of services to be provided under this Agreement and an established infrastructure for providing such services in an efficient and cost effective manner; and
WHEREAS, RSLIC desires to obtain, for the benefit of its insurance business, certain services from CMIA and share in the cost of certain expenses incurred by CMIA on behalf of RSLIC, and CMIA desires to provide such services and incur such expenses, all upon the terms and conditions hereinafter set forth; and
WHEREAS, the parties desire to set forth in writing the services and expenses which are the subject of this Agreement and the basis for allocating expenses between them.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.
Services: At the request of RSLIC and subject to RSLIC’s sole and exclusive right to control and manage its insurance business, CMIA will provide those services and incur those expenses as set forth on Attachment A annexed hereto and made a part hereof as well as any other services or expenses reasonably requested by RSLIC in connection with RSLIC’s business.

2.	Term: This Agreement shall be for a term beginning on the Effective Date and shall remain in effect thereafter unless the parties mutually agree otherwise;

provided, however, that either party may terminate this Agreement in accordance with the provisions of Section 19 below.

3.
Allocation of Costs: RSLIC agrees to reimburse CMIA at cost for services provided and expenses incurred by CMIA pursuant to this Agreement. The charge to RSLIC for such services shall include all directly and indirectly allocable expenses. The methods for allocating expenses to RSLIC shall be in accordance with the requirements of the applicable state insurance holding company system laws. Such methods shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of expense incurred by CMIA on behalf of RSLIC. The method of allocating costs hereunder and the payment thereof shall be determined in the following manner:

a.
The cost of services performed by CMIA that are identifiable as expenses incurred directly and exclusively for the benefit of RSLIC shall be charged to RSLIC. This shall include the cost of supplies, materials, and various other items of expense incurred by CMIA directly on behalf of RSLIC as identified more specifically in Attachment A annexed hereto and made a part hereof.

b.
The cost of services performed by CMIA that are not identifiable as expenses incurred directly and exclusively for the benefit of RSLIC shall be allocated and charged to RSLIC in conformity with customary insurance accounting practices.

c.
At the request of RSLIC, and at CMIA’s expense, CMIA shall produce records and provide access to enable RSLIC to verify that such cost allocations are performed in accordance with the practices referenced above.

d.
Each month, RSLIC shall reimburse CMIA for costs of services provided or expenses incurred by CMIA under this Agreement during the preceding month, in accordance with the payment provisions of Section 4 below.

For purposes of allocating costs under this Agreement, RSLIC and CMIA shall rely on their internal accounting and allocation system then in effect.

4.
Payments: For services rendered under this Agreement, payment shall be made by RSLIC to CMIA on a monthly basis within thirty (30) days of invoice or other notice. The parties agree that during the course of any given month RSLIC may make reasonable estimated payments for part or all of the monthly cost in which case such payment shall be offset against the actual amount otherwise due at the end of the month under this Agreement. The parties also agree that, at the option of RSLIC, RSLIC may reimburse CMIA based upon a good faith estimate of the monthly costs for some or all of the services provided hereunder, in which case there shall be a final adjustment made within thirty (30) days after completion of CMIA’s cost analysis performed at least annually.

5.
Services Provided by RSLIC: RSLIC agrees to make its employees and facilities available to CMIA, upon request of CMIA, to perform services as may be mutually agreed upon by the parties from time to time. The cost of such services shall be allocated to CMIA in the same manner costs are allocated to RSLIC pursuant to Sections 3 and 4 herein. With respect to such services, all terms and conditions of this Agreement shall be applicable as though fully stated herein, except RSLIC shall be deemed “CMIA” and CMIA shall be deemed “RSLIC” for purposes of determining rights and obligations of the parties under this Agreement.

6.
No Profit or Loss: It is the intention of the parties that no party shall realize a profit nor incur a loss as a result of the services provided and expenses incurred hereunder and the allocation of all costs for such services and expenses shall be made consistent with such intention.

7.
Maintenance of Books: RSLIC and CMIA each shall maintain its own books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as RSLIC may reasonably request for purposes of its internal bookkeeping and accounting operations. CMIA shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by RSLIC and persons authorized by it or any governmental agency having jurisdiction over RSLIC during all reasonable business hours.

8.
Ownership and Custody of Records: All records, books and files established and maintained by CMIA by reason of its performance of services under this Agreement, which, absent this Agreement, would have been held by RSLIC, shall be deemed the property of RSLIC and shall be maintained in accordance with applicable laws and regulations. Such records should be available, during normal business hours, for inspection by RSLIC, anyone authorized by RSLIC, and any governmental agency that has regulatory authority over RSLIC’s business activities. Copies of such records, books and files shall be delivered to RSLIC on demand. All such records, books and files shall be promptly transferred to RSLIC by CMIA upon termination of this Agreement.

9.
Audit: RSLIC and persons authorized by it and any governmental agency having jurisdiction over RSLIC shall have the right, at RSLIC’s expense, to conduct an audit of the relevant books, records and accounts in possession of CMIA upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, CMIA shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit during normal business hours.

10.
Right to Contract with Third Parties: Nothing herein shall be deemed to grant CMIA an exclusive right to provide services to RSLIC, and RSLIC retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services requested by RSLIC pursuant to this Agreement. CMIA, unless RSLIC objects, shall have the right to subcontract with any third party, affiliated or unaffiliated, for the performance of services requested by RSLIC under this Agreement, provided that CMIA shall remain responsible for the performance of services by any such subcontractors in accordance with the terms of this Agreement; and provided further that the charges for any such services subcontracted to an affiliate shall be determined on the basis described in Section 3 above.

11.
Safeguarding Customer Information: CMIA shall implement and maintain appropriate measures designed to meet the objectives of Minnesota Statutes Sections 60A.98 and 60A.981 with respect to safeguarding RSLIC’s customer information and customer information systems. CMIA shall adjust information security programs upon reasonable request of RSLIC for any relevant changes dictated by RSLIC’s assessment of risk concerning its customer information and customer information systems. Confirming evidence that CMIA has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection by RSLIC, any person authorized by RSLIC, and any governmental agency that has regulatory authority over RSLIC’s business activities.

12.
Exercise of Judgment in Rendering Services: In providing services hereunder which require the exercise of judgment by CMIA, CMIA shall perform any such service in accordance with standards and guidelines which RSLIC develops and communicates to CMIA. In performing any services hereunder, CMIA shall at all times act in a manner reasonably calculated to be in or not opposed to the interest of RSLIC.

13.
Capacity of Personnel and Status of Facilities: Whenever CMIA utilizes its employees or independent contractors to perform services for RSLIC pursuant to this Agreement, such personnel shall at all times remain employees or independent contractors of CMIA, subject solely to the direction or responsibility of CMIA. RSLIC shall have no liability to such personnel for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations. No facility of CMIA used in performing services for, or subject to use by, RSLIC shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement. The independent contractor status of any independent contractor engaged by CMIA shall not be affected by this Agreement.

14.
Assignment: This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law, subject to whatever regulatory filings or approvals may be applicable. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, their, and each of their, successors, and assigns respectively.

15.
Arbitration: Any unresolved dispute under this Agreement between CMIA and RSLIC shall be decided by binding arbitration. The arbitration shall be conducted by a sole arbitrator selected by unanimous agreement of the concerned parties hereto as the case may be, or if unanimous agreement cannot be reached then by drawing lots. Decisions of the arbitrator shall be final and there shall be no appeal from the arbitrator’s decisions. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association unless the concerned parties decide otherwise, in which case the latter decisions will apply as to the applicable rules for arbitration. The place of arbitration will be Minneapolis, Minnesota, USA.

16.
Indemnification: RSLIC and CMIA agree to hold each other harmless and to indemnify each other against any and all liability, loss, damage, expense, cost, cause of action, demand, penalty, fine or claim (including cost of litigation or administrative proceedings and counsel fees) arising out of or related to any of the services provided hereunder to the extent the same are caused by the act or failure to act of the indemnifying party. Notwithstanding the foregoing, no party will be entitled to indemnification pursuant to this Section 16 if such loss, claim, damage, expense, or liability is due to the willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement. It is further understood and agreed that RSLIC may rely upon information furnished to it reasonably believed to be accurate and reliable, and CMIA may rely upon information furnished to it reasonably believed to be accurate and reliable.

17.
Confidential Information: The parties agree certain information released in performance of this Agreement, whether intentionally or unintentionally, may constitute confidential information (“Confidential Information”). Confidential Information, for purposes of this Agreement, means information released by one party (“Releasing Party”) to the other (“Receiving Party”), in whatever format, that is nonpublic, trade secret and/or proprietary. It is agreed the Receiving Party shall maintain Confidential Information in strict confidence, refrain from misappropriating such information, refrain from using such information for purposes other than performing responsibilities under this Agreement or as otherwise agreed to by the parties, use commercially reasonable efforts to prevent disclosing such information to unauthorized or unaffiliated third parties, and not copy such information without prior consent or acquiescence of the Releasing Party. These restrictions do not apply to information that (i) enters into the public domain through no fault or action of the Receiving Party, (ii) is obtained from a third party who is under no legal or contractual obligation to maintain confidentiality of such information, (iii) is independently developed by the Receiving Party without reference to or use of any Confidential Information, or (iv) is required to be disclosed pursuant to requirements of law or legal process including, but not limited to, disclosures made to and required by any governmental agency having regulatory authority over RSLIC. Upon termination, if demanded by the Releasing Party, the Receiving Party shall within sixty (60) days return to the Releasing Party copies, in whatever form or medium, of any material containing Confidential Information.

18.
Notices: All Notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, overnight courier service, or facsimile copy, addressed:

a.	If to CMIA to:
Chief Financial Officer
Columbia Management Investment Advisers, LLC
One Financial Center
Boston, MA 02111

with a copy to:
General Counsel
Columbia Management Investment Advisers, LLC
One Financial Center
Boston, MA 02111

b.	If to RSLIC to:
Chief Financial Officer
RiverSource Life Insurance Company
227 Ameriprise Financial Center
Minneapolis, MN 55474
with a copy to:

General Counsel
RiverSource Life Insurance Company
5229 Ameriprise Financial Center
Minneapolis, MN 55474

or to such other persons or places as each party may designate from time to time. The aforementioned individuals shall also serve as contact persons for the purpose of carrying out this Agreement. As such, the contact persons shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Each party shall notify the other in writing as to the name, address and telephone number of the designated contact person in the event there is a replacement or change in such contact information.

19.
Termination: This Agreement shall remain in effect until (i) the parties mutually agree to terminate the agreement, or (ii) either RSLIC or CMIA gives the other party sixty (60) days or more advance written notice of the party’s intent to terminate this Agreement or that portion of this Agreement pertaining to any one or more of the services or items set forth in Attachment A annexed hereto.

20.
Settlement on Termination: No later than sixty (60) days after the effective date of termination of this Agreement, CMIA shall deliver to RSLIC a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be refunded hereunder shall be due and payable within thirty (30) days of receipt of such statement.

21.
Performance Standards: CMIA agrees that in performing or providing functions or services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances in such matters and in accordance with the standards, practices and procedures established by CMIA for its own business. CMIA shall perform services according to servicing standards of RSLIC or such other standards as may be mutually agreed upon by the parties. CMIA shall comply with all laws, regulations, rules and orders applicable to (i) RSLIC with respect to the services provided hereunder and (ii) CMIA with respect to its own business. CMIA agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the services under this Agreement.

22.
Control: The performance of services by CMIA for RSLIC pursuant to this Agreement shall in no way impair the absolute control of the business and operations of CMIA or RSLIC by their respective Boards of Directors. CMIA shall act hereunder so as to assure the separate operating entity of RSLIC. The business and operations of RSLIC shall at all times be subject to the direction and control of the Board of Directors of RSLIC.

23.	Governing Law: This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of Minnesota.

24.
Entire Agreement: This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

25.
Severability: It is further agreed and understood by the parties hereto that if any part, term or provision of this Agreement should be held unenforceable in the jurisdiction in which either party seeks enforcement of this Agreement, it shall be construed as if not containing the invalid provision or provisions, and the remaining portions or provisions shall govern the rights and obligations of the parties.

26.	Section Headings: Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

27.
Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.

28.	Assignment: This Agreement will not be assignable without the written consent of the other party.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Brian McGrane

Name:	Brian McGrane

Title:	Executive Vice President

RIVERSOURCE LIFE INSURANCE COMPANY

By:	/s/ Jon Stenberg

Name:	Jon Stenberg

Title:	Executive Vice President

ATTACHMENT A

1.
Services: CMIA shall, pursuant to the terms and conditions of this Agreement, make its employees and facilities available for performance of the following kinds of services, and shall allocate to RSLIC the costs and expenses it incurs in the course of performing such services:

a.	Processing contract holder activity on investment accounting systems.

b.	Sending fund level trades to Columbia Management Investment Services Corp. or to the then existing affiliated transfer agent and various non-affiliated fund transfer agents.

c.	Reconciling accumulation units and general ledger control accounts.

d.	Reconciling shares to the transfer agents.

e.	Calculating accumulation and annuity unit values. Sending values to downstream systems.

f.	Completing various general ledger reconciliations.

g.	Completing periodic true-ups for breakage between fund net assets and subaccount reserves.

h.	Performing such other related services as may be agreed to by the parties from time to time.

2.	[Intentionally omitted.]